UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2018

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

888-798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 4, 2018, ShiftPixy, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) for the sale by the Company of $10,000,000 of 8% SENIOR SECURED CONVERTIBLE NOTES DUE SEPTEMBER 4, 2019 (the “Notes”). Concurrently with the sale of the Notes, pursuant to the Purchase Agreement the Company also sold warrants to purchase 1,004,016 shares of Common Stock (the “Warrants”). The Company sold the Notes and Warrants for aggregate gross proceeds of approximately $9,000,000 million. Subject to certain beneficial ownership limitations, the Warrants will be exercisable after December 4, 2018, and on or prior to December 4, 2023, at an exercise price equal to $2.49 per share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The closing of the sales of these securities under the Purchase Agreement occurred on June 4, 2018.

The net proceeds from the transactions was approximately $8,434,000 million after deducting certain fees due to the placement agent and the Company’s estimated transaction expenses. The net proceeds received by the Company from the transactions will be used for mobile application development and support, IT and HR platform development and support, working capital and for general corporate purposes.

The Notes are amortized over a 15 month period with the following amortization payments: Commencing on first (1st) day of the month after the date that is the earlier of the date that a Registration Statement covering the shares underlying the Note has been declared effective by the Securities and Exchange Commission or one-hundred and eighty (180) days after the Original Issue Date, and continuing on the first (1st) day of each of the following successive months thereafter until Maturity, provided that such date is a Business Day (each an “Amortization Payment Date”), the Company shall redeem the Note, interest, and the Make Whole according to Schedule 2(e) attached to the Note (each, an “Amortization Payment”). Each Amortization Payment shall, at the option of the Company, be made in whole or in part, in cash equal to the sum of the Amortization Payment, or, subject to the Company's complying with the Equity Conditions as set forth in the Note, in Common Stock at a 15% discount to the lowest VWAP during the ten (10) Trading days prior to the Amortization Payment Date (the “Amortization Conversion Rate”); provided, however, that in the event that a Holder elects to defer an Amortization Payment as provided for in the Notes, the Amortization Conversion Rate shall be calculated based on the date that the Holder provides the Company with notice of its intent to receive an Amortization Payment. Any Amortization Payment or portion thereof made in cash will be subject to a ten percent (10%) premium on such payment. No Amortization Payment may be made in Common Stock if the price of the Company’s Common Stock is trading below the Floor Price on the Amortization Payment Date.

In connection with the Notes, the Company executed a Security Agreement in favor of the Purchasers of the Notes pledging, granting and hypothecating unconditionally and irrevocably to the purchasers of the Notes a security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral as defined in the Security Agreement.

The Notes and the shares issuable upon repayment or conversion of the Notes and the Warrants and the shares issuable upon exercise of the Warrants were sold without registration under the Securities Act of 1933 (the “Securities Act”) in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

The Company entered into a Registration Rights Agreement requiring that the Company file a registration statement covering shares of Common Stock to be issued in connection with the conversion and/or amortization of the Notes and upon exercise of the Warrants. The Registration Rights Agreement contains standard requirements for filing and effectiveness.

The forms of the Note, the Security Agreement, the Warrant, Purchase Agreement, and the Registration Rights Agreement are filed as Exhibits 4.1, 4.2, 4.3, 10.1, and 10.2, respectively, to this Current Report on Form 8-K. The foregoing summaries of the terms of these documents are subject to, and qualified in their entirety by, such documents, which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 related to the Notes and the Warrants is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Note
4.2	Form of Security Agreement
4.3	Form of Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: June 8, 2018	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Note
4.2	Form of Security Agreement
4.3	Form of Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release

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